Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-161799) and Form S-8 (333-158096, 333-157002, 333-150873, 333-116400, 333-88864, 333-47024, 333-38194, 333-38080, 333-35016 and 333-91121) of Agilent Technologies, Inc. of our report dated December 16, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments described in Notes 1, 10, and 21, as to which the date is September 7, 2012, relating to the consolidated financial statements, financial statement schedule and effectiveness of internal control over financial reporting of Agilent Technologies, Inc., which appears in this Current Report on Form 8-K.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
September 7, 2012